SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  GLG Investment Series Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

390 Park Avenue
New York, NY 10022

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 224-7200

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

Alejandro San Miguel
390 Park Avenue
New York, NY 10022

COPY TO:
George M. Silfen, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  X            No  __
     -


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                                    SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 3rd day of December 2009.

                                         GLG INVESTMENT SERIES TRUST
                                         (Name of Registrant)




                                         By:  /s/ Alejandro San Miguel
                                              ------------------------
                                              Name:  Alejandro San Miguel
                                              Title: Trustee